UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

SONOCO PRODUCTS COMPANY

Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420

1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 31, 2014, Sonoco Products Company (the “Company”), through its wholly owned subsidiary, Sonoco Deutschland Holdings GmbH, completed the acquisition of Weidenhammer Packaging Group ("Weidenhammer") from the Sellers named in the Company's Form 8-K filed on August 27, 2014. Total consideration paid was EUR 286 million (approximately $360 million U.S. Dollars), in cash. As is typical, final consideration will be subject to post-closing adjustment for the change in net working capital to the date of closing.

Weidenhammer, headquartered in Hockenheim, Germany, has approximately 1,100 employees and operates 13 production facilities, including five in Germany, along with individual plants in Belgium, France, The Netherlands, the United Kingdom, the United States, Chile, Greece, and Russia. Weidenhammer produces composite cans, drums, and luxury tubes, as well as unique rigid plastic containers using state-of-the-art thin-walled injection molding technology with modern in-mold labeling. Markets served include processed foods, powdered beverages, tobacco, confectionery, personal care, pet food, pharmaceuticals and home and garden products.

Financial statements of Weidenhammer and pro forma information are not included in this Form 8-K as the criteria under Rule 3-05(b) and Article 11, respectively, of Regulation S-X were not met.

For additional information regarding Weidenhammer, reference is made to the Company's Form 8-K filed on August 27, 2014.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 30, 2014, in conjunction with completing the Weidenhammer acquisition, the Company borrowed $250 million through a term loan included in a new credit facility entered into on October 2, 2014, as disclosed in the Company’s Form 8-K filed that date. The loan has a three-year fixed term with no amortization. Interest is assessed at the London Interbank Offered Rate (LIBOR) plus 112.5 basis points. Repayment can be accelerated at any time at the discretion of the Company.

For additional information regarding the new credit facility, reference is made to the Company's Form 8-K filed on October 2, 2014, and to the Credit Agreement which was filed as Exhibit 10 to the Company's Form 10-Q for the quarter ended September 28, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: November 4, 2014	By: /s/ Barry L. Saunders
Barry L. Saunders
Vice President and Chief Financial Officer